UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2007

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                                                              0-25165                                    14-1809721
        (State or Other Jurisdiction          (Commission File No.)                                           (I.R.S. Employer
             of Incorporation)                                                                                 Identification No.)

302 Main Street, Catskill NY                                                     12414
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On May 4, 2007, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the nine-months and quarter ended March 31, 2007 and 2006. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01               Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.   Description

99.1    Press release dated May 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: May 4, 2007       By:  /s/ J. Bruce Whittaker
J. Bruce Whittaker
President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - May 4, 2007-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its’ wholly-owned subsidiary Greene County Commercial Bank, today reported net income for the nine months and quarter ended March 31, 2007. Net income for the nine months ended March 31, 2007 amounted to $1.9 million or $0.46 per basic and $0.45 per diluted share as compared to $1.8 million or $0.43 per basic and $0.42 per diluted share for the nine months ended March 31, 2006, an increase of $133,000, or 7.6%. Net income for the quarter ended March 31, 2007 amounted to $379,000 or $0.09 per basic and diluted share as compared to $574,000 or $0.14 per basic and diluted share for the quarter ended March 31, 2006, a decrease of $195,000, or 34.0%. The increase for the nine month period reflected improvement in noninterest income, including a gain on the sale of the old Coxsackie branch building, which helped offset compression of net interest spread and margin. The decrease for the quarter end period reflects the compression of net interest spread and margin as well as higher noninterest expenses resulting from the opening of two new branch offices at the new Catskill Commons Plaza and in the Town of Greenport. The Company has also increased its lending staff during the quarter ended March 31, 2007 to increase its focus on meeting the financial needs of businesses within its market area.

Net interest income was $7.9 million and $2.6 million for the nine months and quarter ended March 31, 2007, respectively, which decreased by $134,000 and $70,000 from the same periods ended March 31, 2006. Net interest spread decreased 26 basis points to 3.52% for the nine months ended March 31, 2007 from 3.78% for the nine months ended March 31, 2006, and 30 basis points to 3.46% for the quarter ended March 31, 2007 as compared to 3.76% for the quarter ended March 31, 2006. Net interest margin decreased 24 basis points to 3.63% for the nine months ended March 31, 2007 from 3.87% for the nine months ended March 31, 2006, and 28 basis points to 3.57% for the quarter ended March 31, 2007 as compared to 3.85% for the quarter ended March 31, 2006. Rates have remained relatively unchanged, continuing an inverted yield curve and contributing to compression of net interest spread and margin. Due to its high levels of long-term fixed rate loans, the Company may continue to experience compression of net interest margin and spread.

The provision for loan losses amounted to $194,000 and $100,000 for the nine months ended March 31, 2007 and 2006, respectively, an increase of $94,000. The provision for loan losses amounted to $83,000 and $40,000 for the quarters ended March 31, 2007 and 2006, respectively, an increase of $43,000. The increase in the level of provision was partially a result of growth in the loan portfolio and an increase in the amount of charge-offs, which were associated with the overdraft protection program. Net charge-offs associated with the overdraft protection program increased $41,000, or 128.1%, to $73,000 from $32,000 when comparing the nine months ended March 31, 2007 and 2006.

Noninterest income amounted to $2.9 million for the nine months ended March 31, 2007 as compared to $2.3 million for the nine months ended March 31, 2006, an increase of $609,000 or 26.2%. A pretax gain of approximately $257,000 related to the sale of the old Coxsackie branch building was the most significant item contributing to the improvement in noninterest income. Noninterest income amounted to $840,000 for the quarter ended March 31, 2007 as compared to $762,000 for the quarter ended March 31, 2006, an increase of $78,000 or 10.2%. Service charges on deposit accounts increased $236,000 and $92,000 for the nine months and quarter ended March 31, 2007, respectively, due to higher levels of insufficient funds charges.

Noninterest expense amounted to $8.0 million for the nine months ended March 31, 2007 as compared to $7.8 million for the nine months ended March 31, 2006, an increase of $205,000 or 2.6%, and $2.9 million for the quarter ended March 31, 2007 as compared to $2.6 million for the quarter ended March 31, 2006, an increase of $295,000 or 11.3%. Salaries and employee benefits increased $25,000 and $90,000 when comparing the nine months and quarter ended March 31, 2007 and 2006. Retirement expense decreased approximately $143,000 and $40,000 for the nine months and quarter ended March 31, 2007, respectively, primarily as a result of discontinuing the accrual of benefits under the defined benefit pension plan beginning July 1, 2006. This decrease was partially offset by an increase in 401(k) contribution expense of $39,000 and $19,000 for the nine months and quarter ended March 31, 2007, respectively, resulting from increases in our employer match beginning July 1, 2006 and January 1, 2007. Also contributing to the increase in salaries and employee benefits were higher salaries expenses, which increased $164,000 and $132,000 for the nine months and quarter ended March 31, 2007, respectively, due primarily to the staffing of two new branch offices which opened in February and March 2007 as well as several new positions within the commercial lending department. Occupancy expense and equipment and furniture expense increased approximately $138,000 and $45,000, respectively, when comparing the nine months ended March 31, 2007 and 2006, and $74,000 and $44,000, respectively, when comparing the quarter ended March 31, 2007 and 2006, due to higher utility costs, building maintenance and increased depreciation expense associated with the relocated Cairo and Coxsackie branches, the opening of the new operations center in Catskill and the opening of two new branches in Catskill and Greenport. Other noninterest expenses decreased approximately $86,000 and $5,000 when comparing the nine months and quarters ended March 31, 2007 and 2006, respectively. These expenses were higher for the nine months ended March 31, 2006 as a result of expenses associated with the data processing system conversion such as training costs, licensing fees, and professional fees.

The provisions for income taxes reflect the expected tax associated with the revenue generated for the given periods and certain regulatory requirements. The effective tax rate was 28.1% for the nine months ended March 31, 2007, compared to 28.3% for the nine months ended March 31, 2006. The effective tax rate was 17.4% for the quarter ended March 31, 2007, compared to 27.2% for the quarter ended March 31, 2006. The increase in effective rate for the nine months ended March 31, 2007 was the result of increased pre-tax income and the resultant reduced percentage of tax exempt interest included in pre-tax income. Conversely, the decrease in effective rate for the quarter ended March 31, 2007 was the result of decreased pre-tax income and the resultant increased percentage of tax exempt interest included in pre-tax income.

Total assets of the Company were $321.4 million at March 31, 2007 as compared to $307.6 million at June 30, 2006, an increase of $13.8 million, or 4.5%. The loan portfolio increased $14.8 million to $204.9 million at March 31, 2007. Real estate mortgages, both residential and commercial, and home equity loans increased during the nine-month period. Funding the loan growth was an increase in deposits of $12.0 million and principal payments and maturities of securities of $15.8 million, partially offset by purchases of securities of $7.6 million. Premises and equipment increased $2.9 million due to the new operations center in Catskill and new branches in the new Catskill Commons Plaza and in the Town of Greenport. These new facility additions were partially offset by the sale of the old Coxsackie branch building.

Shareholders’ equity increased $1.8 million to $35.4 million at March 31, 2007 from $33.6 million at June 30, 2006, as net income of $1.9 million and other comprehensive income of $595,000 were partially offset by cash dividends paid of $885,000. Accumulated other comprehensive income increased as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax. Other changes in equity were the result of activities associated with the various stock-based compensation plans of the Company, including the 2000 Stock Option Plan and ESOP.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its nine branch offices located in Catskill, Cairo, Coxsackie, Greenville, Hudson, Tannersville, Westerlo, and Greenport New York. The Company has also recently purchased a parcel of land in the Town of Ghent, just outside the Village of Chatham in Columbia County. Branch plans are currently being developed for this property.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At and for the Nine		At and for the Three
	Months Ended March 31,		Months Ended March 31,
	2007	2006		2007		2006
In thousands, except share and per share data
Interest income	$12,531	$10,921		$4,237		$3,732
Interest expense	4,653	2,909		1,638		1,063
Net interest income	7,878	8,012		2,599		2,669
Provision for loan losses	194	100		83		40
Noninterest income	2,934	2,325		840		762
Noninterest expense	7,991	7,786		2,897		2,602
Income before taxes	2,627	2,451		459		789
Income taxes	737	694		80		215
Net Income	$1,890	$1,757		$379		$574

Basic EPS	$0.46	$0.43		$0.09		$0.14
Weighted average shares outstanding	4,122,500	4,095,406		4,127,946		4,103,510

Diluted EPS	$0.45	$0.42		$0.09		$0.14
Weighted average diluted shares outstanding	4,192,002	4,178,548		4,195,761		4,179,729

Dividends declared per share [1]	$0.48	$0.45	$	---	$	---

Selected Financial Ratios
Return on average assets	0.81%	0.80%		0.48%		0.77%
Return on average equity	7.28%	7.08%		4.30%		6.86%
Net interest rate spread	3.52%	3.78%		3.46%		3.76%
Net interest margin	3.63%	3.87%		3.57%		3.85%
Non-performing assets to total assets	0.36%	0.24%
Non-performing loans to total loans	0.56%	0.39%
Allowance for loan losses to non-performing loans	124.20%	178.07%
Allowance for loan losses to total loans	0.70%	0.71%
Shareholders’ equity to total assets	11.01%	11.24%
Dividend payout ratio[1]	78.26%	78.49%
Book value per share	$8.57	$8.19

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the semi-annual dividends. No adjustment has been made to account for this waiver.

	As of March 31, 2007	As of June 30, 2006
In thousands, except share data
Assets
Total cash and cash equivalents	$19,952	$15,852
Investment securities, at fair value	79,390	87,267
Federal Home Loan Bank stock, at cost	643	643

Gross loans receivable	206,251	191,429
Less: Allowance for loan losses	(1,437)	(1,314)
Less: Unearned origination fees and costs, net	51	(22)
Net loans receivable	204,865	190,093

Premises and equipment	13,703	10,805
Accrued interest receivable	1,901	1,736
Prepaid expenses and other assets	951	1,169
Total Assets	$321,405	$307,565

Liabilities and shareholders’ equity
Noninterest bearing deposits	$42,008	$41,503
Interest bearing deposits	238,205	226,747
Total deposits	280,213	268,250

FHLB borrowing	5,000	5,000
Accrued expenses and other liabilities	820	734
Total liabilities	286,033	273,984
Total shareholders’ equity	35,372	33,581
Total liabilities and shareholders’ equity	$321,405	$307,565
Common shares outstanding	4,150,066	4,145,246
Treasury shares	155,604	160,424

Contact: J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone: 518-943-2600